Pricing Supplement Dated November 14, 1997                      Rule 424(b)(3)
(To Prospectus Dated December 19, 1996)                     File No. 333-17943

                     GENERAL MOTORS ACCEPTANCE CORPORATION
                       Medium-Term Notes - Floating Rate
____________________________________________________________________________
Agent:                       Salomon Brothers, Inc.
Principal Amount:            $50,000,000
Agent's Discount
  or Commission:             $62,500
Net Proceeds to Company:     $49,937,500
Initial Interest Rate:       Reset on the Issue Date (also an Interest
                             Reset Date).
Issue Date:                  11/19/97
Maturity Date:               05/19/99
____________________________________________________________________________

Calculation Agent:  GMAC

Interest Calculation:
      /X/  Regular Floating Rate Note

      Interest Rate Basis: / / CD Rate             / / Commercial Paper Rate
                           / / Prime Rate          / / Federal Funds Rate
                           /X/ LIBOR (see below)   / / Treasury Rate
                           / / Other
                           (see attached)

      If LIBOR, Designated LIBOR Page / / Reuters Page: / / or
        /X/ Telerate Page: 3750


Interest Reset Dates:   Each February 19, May 19, August 19, November 19.
                        The first interest reset date will be
                        November 19, 1997. The final reset date will be February 19, 1999.
Interest Payment Dates: Each February 19, May 19, August 19, November 19,
                        commencing on February 19, 1998 and ending May 19,
                        1999.

Index Maturity:         3 Months
Spread (+/-):           -0.05%

Day Count Convention:
      /X/ Actual/360 for the period from  11/19/97 to 05/19/99
      / / Actual/Actual for the period from  / /   to  / /
      / / 30/360 for the period from  / /   to  / /

Redemption:
      /X/ The Notes cannot be redeemed prior to the Stated Maturity Date. / / The Notes may be redeemed prior to Stated Maturity Date.
      / / Initial Redemption Date:
          Initial Redemption Percentage: ___%
          Annual Redemption Percentage Reduction: ___% until Redemption Percentage is 100% of the Principal Amount.



Repayment:
      /X/ The Notes cannot be repaid prior to the Maturity Date.
      / / The Notes can be repaid prior to the Maturity Date at the option of the holder of the Notes. (See Below)
      / / Optional Repayment Date(s):
          Repayment Price:    %

Currency:
      Specified Currency: U.S. (If other than U.S. dollars, see attached) Minimum Denominations: ___________ (Applicable only if Specified Currency is other than U.S. dollars)

Original Issue Discount:  / / Yes     /X/ No
      Total Amount of OID:            Yield to Maturity:
      Initial Accrual Period:

Form:    /X/  Book-Entry                / /  Certificated

Other:  /X/   Principal                / /   Agent